As filed with the Securities and Exchange Commission on May 2, 2019

Registration No. 333‑

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S‑8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOUTH STATE CORPORATION

(Exact name of registrant as specified in its charter)

South Carolina	57‑0799315

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

520 Gervais Street

Columbia, South Carolina 29201

 (Address of principal executive offices) (Zip Code)

South State Corporation 2019 Omnibus Incentive Plan

(Full title of the Plan)

Robert R. Hill, Jr.

Chief Executive Officer

South State Corporation

520 Gervais Street

Columbia, South Carolina 29201

(Name and address of agent for service)

(800) 277‑2175

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b‑2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Common Stock, par value $2.50	1,000,000	(3)	$71.75	$71,750,000.00	$8,696.10

(1)   Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), on the average of the high and low prices for South State Corporation’s common stock on The NASDAQ Global Select Market on April [25], 2019, which date is within five business days prior to filing this Registration Statement.

(2)   Amount of the Registration Fee was calculated pursuant to Section 6(b) of the Securities Act, and was determined by multiplying the aggregate offering price by 0.0001212

(3)   Represents shares of common stock issuable under the South State Corporation 2019 Omnibus Incentive Plan. In addition to such shares, pursuant to Rule 416(a) under the Securities Act, this Registration Statement covers an undetermined number of shares of common stock of the registrant that may become issuable to prevent dilution from stock splits, stock dividends or similar transactions with respect to the shares registered hereunder.

EXPLANATORY NOTE

The purpose of this Form S‑8 Registration Statement is to register an aggregate of 1,000,000 shares of South State Corporation (“we,” “our,” “us,” “South State” or the “Company”) common stock, par value $2.50 per share (the “Common Stock”), that may be offered pursuant to the South State Corporation 2019 Omnibus Incentive Plan (the “Plan”).

PART I

The document(s) containing the information specified in Part I will be sent or given to Plan participants as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Commission by the Company are hereby incorporated in this Registration Statement by reference:

1.	The Company’s Annual Report on Form 10‑K filed with the Commission for the year ended December 31, 2018;
2.

The Company’s Current Reports on Form 8‑K filed with the Commission on January 28, 2019, February 13, 2019, April 30, 2019, and May 1, 2019 (other than those portions of the documents deemed not to be filed); and

3.

The description of the Company’s common stock, par value $2.50 per share, contained in the Registration Statement on Form 8‑A filed on March 8, 2004, as amended by Current Reports on Form 8‑K filed on December 23, 2008, December 31, 2008, January 16, 2009, October 28, 2014, January 27, 2016 and October 26, 2017.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8‑K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

EXPERTS

The consolidated financial statements of South State Corporation as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and the effectiveness of internal control over financial reporting, incorporated in this Registration Statement by reference to the Annual Report on Form 10‑K for the year ended December 31, 2018 have been so incorporated in reliance upon the reports of Dixon Hughes Goodman LLP, and upon the authority of said firm as experts in auditing and accounting.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 33‑2‑102 of the South Carolina Business Corporation Act of 1988, as amended (the “SCBCA”) permits a South Carolina corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of its directors to the corporation and its shareholders for monetary damages for breach of fiduciary duty as a director, except: (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (2) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law, (3) as imposed for any unlawful distributions as set forth in Section 33‑8‑330 of the SCBCA or (4) for any transaction from which the director derived an improper personal benefit. South State’s articles of incorporation contain such a provision, thereby limiting the liability of its directors to the maximum extent permitted by South Carolina law.

Section 33‑8‑510 of the SCBCA permits a South Carolina corporation to indemnify an individual who is made a party to any proceeding because he or she is or was a director against liability incurred in the proceeding if he or she: (1) conducted himself or herself in good faith, (2) reasonably believed that his or her conduct was in the corporation’s best interest or, if he or she was not acting in his or her official capacity, that such conduct was at least not opposed to the corporation’s best interest and (3) in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The SCBCA provides that where a director is a defendant in a proceeding by or in the right of the corporation, the director may not be indemnified if he or she is adjudged liable to the corporation. The SCBCA also provides that a director may not be indemnified in respect of any proceeding alleging improper personal benefit in which he or she was adjudged liable on the grounds that personal benefit was improperly received by such director. Under Section 33‑8‑540 of the SCBCA, a director found liable in a proceeding by or in the right of the corporation or in a proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification of reasonable expenses if the court determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

Section 33‑8‑520 of the SCBCA provides that, unless limited by the articles of incorporation of a South Carolina corporation, a director who is wholly successful on the merits or otherwise in defense of any proceeding to which such director was a party because such director is or was a director of the corporation must be indemnified against reasonable expenses. Section 33‑8‑530 of the SCBCA provides that a South Carolina corporation may advance reasonable expenses to a director upon the corporation’s receipt of (1) a written affirmation by the director of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking, executed by the director or on his or her behalf, to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met, so long as a determination is made by the corporation that indemnification is proper under Section 33‑8‑530 of the SCBCA.

Section 33‑8‑560 of the SCBCA provides that unless a corporation’s articles of incorporation provide otherwise: (1) an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 33‑8‑520, and is entitled to apply for court-ordered indemnification under Section 33‑8‑540, in each case to the same extent as a director; (2) the corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation who is not a director to the same extent as to a director; and (3) a corporation also may indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

South State’s bylaws provide for the indemnification of any current and former directors and officers to the fullest extent authorized by law against (a) reasonable expenses, including attorneys’ fees, incurred by him or her in connection with any threatened, pending or completed civil, criminal, administrative, investigative or arbitrative action, suit or proceeding (and any appeal therein), whether or not brought by or on behalf of South State, seeking to hold him or her liable by reason of the fact that he or she is or was acting in such capacity, and (b) reasonable payments made by him or her in satisfaction of any judgment, money decree, fine (including an excise tax assessed with respect to an employee benefit plan), penalty or settlement for which he or she may have become liable in any such action, suit or proceeding. South State’s bylaws further provide that the foregoing right to indemnification shall include the right to be paid by South State the reasonable expenses (including attorney’s fees) incurred in defending any such action, suit or proceeding in advance of its final disposition; provided, however, that, if required by law, an advancement of expenses incurred by a claimant shall be made only if: (a) the claimant furnishes South State with a written affirmation of his or her good faith belief that he or she met the standard of conduct required by law; and (b) the claimant furnishes South Sate with a written undertaking, executed personally on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct.

South State’s bylaws provide that South State may, to the extent authorized from time to time by South State’s board of directors, grant rights of indemnification and to the advancement of expenses to any employee or agent of South State consistent with the other provisions of South State’s bylaws concerning the indemnification of South State directors and officers. South State’s bylaws provide that South State may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of South State or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not South State would have the power to indemnify such person against such expense, liability or loss under applicable law.

The foregoing is only a general summary of certain aspects of South Carolina law and South State’s articles of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those Sections of the SCBCA referenced above and the South State’s articles of incorporation and bylaws.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

1. The undersigned registrant hereby undertakes:
(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the Registration Statement is on Form S‑8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

3.1

Amended and Restated Articles of Incorporation of South State Corporation, filed October 24, 2014 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8‑K filed on October 28, 2014)

3.2

Articles of Amendment to the Amended and Restated Articles of Incorporation of South State Corporation, dated October 26, 2017 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8‑K filed on October 27, 2017)

3.3

Amended and Restated Bylaws of South State Corporation, dated January 21, 2016 (incorporated by reference to Exhibit 3.1 to South State Corporation’s Current Report on Form 8K, filed on January 27, 2016, and incorporated herein by reference)‑

4.1

Specimen of South State Corporation Common Stock Certificate (incorporated by reference as Exhibit 4.1 to South State Corporation’s Annual Report on Form 10K filed on February 27, 2015, and incorporated herein by reference)‑

4.2	Articles of Incorporation (included as Exhibits 3.1 and 3.2)
4.3	Bylaws (included as Exhibit 3.3)
4.4

South State Corporation 2019 Omnibus Incentive Plan (incorporated by reference to Appendix A to South State Corporation’s Definitive Proxy Statement, filed on March 6, 2019, and incorporated herein by reference)

5.1	Opinion of Nelson Mullins Riley & Scarborough, LLP regarding the validity of the securities to be issued
23.1	Consent of Dixon Hughes Goodman LLP
23.2	Consent of Nelson Mullins Riley & Scarborough, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (contained on the signature pages of this Registration Statement)

SIGNATURES

The Registrant: Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, South Carolina, on May 2,  2019.

SOUTH STATE CORPORATION
(Registrant)

By:	/s/ ROBERT R. HILL, JR.
Name: Robert R. Hill, Jr.
Title: Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Robert R. Hill, Jr. and John C. Pollok, and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement (any of which amendments may make such changes and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement has been signed below by the following persons in the capacities set forth below and on May 2, 2019:

Signature	Title
/s/ ROBERT R. HILL, JR.	Chief Executive Officer and Director (Principal Executive Officer)
Robert R. Hill, Jr.

/s/ JOHN C. POLLOK	Senior Executive Vice President, Chief Financial Officer and Director
John C. Pollok	(Principal Financial Officer)

/s/ KEITH S. RAINWATER	Executive Vice President and Director of External Reporting
Keith S. Rainwater	(Principal Accounting Officer)

/s/ ROBERT R. HORGER	Chairman of the Board of Directors
Robert R. Horger

/s/ PAULA HARPER BETHEA	Vice Chairman of the Board of Directors
Paula Harper Bethea

/S/ JAMES C. CHERRY	Director
James C. Cherry

/s/ JEAN E. DAVIS	Director
Jean E. Davis

/s/ ROBERT H. DEMERE, JR.	Director
Robert H. Demere, Jr.

/s/ CYNTHIA A. HARTLEY	Director
Cynthia A. Hartley

/s/ GREY B. MURRAY	Director
Grey B. Murray

/s/ KEVIN P. WALKER	Director
Kevin P. Walker